Exhibit 99.2

USANA Health Sciences, Inc.	July 21, 2020

Q2 2020 Management Commentary, Results and Outlook
●  Continued strong demand and successful promotions combined to generate $259.0 million in net sales and $1.32 in diluted EPS during the quarter

●  Active customers increase 7.9% vs. the prior-year quarter

●  Company continued to successfully execute a virtual sales and operating strategy to deliver results

●  Company raises full-year 2020 Net Sales and EPS outlook.

Overview

Throughout the quarter, we executed a plan that was adaptive to the evolving COVID-19 environment.  As a result of this plan, and the hard work of our Associate sales force and employees around the world, USANA delivered strong second quarter results.  Although we continue to face hurdles associated with the COVID-19 pandemic, strong consumer demand for our high-quality personal health products, successful promotional offerings, and our success in continuing to utilize a predominantly virtual sales and operating model have all contributed to the positive momentum in our worldwide business.  As a result, second quarter operating results were modestly better than internal expectations, and we are raising our full year net sales and diluted earnings per share outlook.

During the quarter, we continued to provide our customers with the high-quality personal health and wellness products they’ve come to rely upon and trust.  The modifications we made to our business operations during the first two quarters of the year allowed our sales force to continue receiving and selling products seamlessly.  For example, our manufacturing facilities in the U.S. and China remain fully operational and we have not experienced any meaningful disruption to our world-wide supply chain.  Additionally, we continued to operate a work-from-home plan for all non-manufacturing and non-distribution employees in each of our markets.  These employees, including executives, general managers, sales employees, and information technology teams have been able to support our Associates remotely as necessary.

While many of our Associates have transitioned over the last several years to building online sales through social media, in person selling has remained an important part of their business.  The COVID-19 pandemic requires our Associates to conduct the entirety of their business virtually and, to their credit, the results have been positive.  We believe these results attest to our Associates’ entrepreneurial spirit, hard work and adaptability.

Notably, we generated 7.9% growth in active Customers during the quarter, as a result of double-digit customer growth in three-of-our-four regions, including the Americas and Europe region.  During the quarter, we also hosted our first all-virtual Asia Pacific Convention, as well as a variety of other successful virtual communication efforts, tools and support.

Finally, we offered successful promotions and incentives during the quarter that helped generate momentum in our business.  We were pleased with the performance of these promotions and expect an increased cadence of promotions and incentives in the back half of the year, in particular during the third quarter, which we believe will create additional excitement and momentum in our business.

While we are raising our full-year sales and EPS outlook, there continues to be uncertainty surrounding the COVID-19 pandemic and its potential impact on our business, industry and the citizens and economies in our various international markets.  Although we have successfully modified our business operations in each of our markets to date, future efforts to reduce the spread of COVID-19 could still affect our momentum and operating results in the second half of the year.  The health, wellness and safety of our employees, Associates and customers around the world remain our top priorities and our operating plan will continue to reflect those priorities.  The extent of any disruption to our business in each of our markets going forward continues to be difficult to estimate and will depend on many factors, many of which are outside of our control.  Our operating plan, however, remains the same and entails our efforts to safeguard against disruptions to our business, particularly through continuing to maintain and operate (i) raw material procurement; (ii) manufacturing; (iii) distribution; (iv) selling; (v) operating cash flows and liquidity; (vi) Associate engagement and activity; and (vii) employee support and engagement.

We remain confident in the overall strength of USANA’s business and in our long-term growth strategies.  We believe in the importance we play in our customers’ health and wellness and are dedicated to offering world-class personal health products to customers across the globe.  We are positioned and prepared to adapt our business to future challenges and look forward to a strong second half of 2020.

Q2 2020 Results

Consolidated Results
Net Sales	$259.0 million	•+1.2% vs. prior-year quarter •+4.3% constant currency vs. prior-year quarter •-$8.1 million fx impact, or -3.1%
Diluted EPS	$1.32	•45.1% vs. prior-year quarter •Diluted shares of 21.1 million, -9.6%
Active Customers	599,000	•+7.9% vs. prior-year quarter
Cash & Equivalents	$227.4 million	•Ended quarter with no debt

Balance Sheet

The Company ended the quarter with $227.4 million in cash and cash equivalents and no debt.  During the quarter, the Company did not repurchase any shares of common stock and, as of June 27, 2020, there was approximately $73 million remaining under the current share repurchase authorization.  Beginning in the third quarter, the Company’s board of directors will once again consider utilizing the Company’s share repurchase authorization to return value to shareholders.

Quarterly Income Statement Discussion

Gross margins decreased 20 basis points from the prior year to 81.6% of net sales.  This decrease can primarily be attributed to: (i) increased shipping costs, (ii) higher production costs, (iii) product promotions offered during the quarter, and (iv) unfavorable changes in currency exchange rates.  These increases were offset, in part, by lower inventory scrap experienced during the quarter.

Associate Incentives decreased 80 basis points from the prior year to 42.8% of net sales.  The decrease in Associate Incentives can primarily be attributed to lower base commissions as a result of product promotions offered during the quarter, as well as lower relative sales in markets where Associate incentives run at a higher rate compared to other markets.

Selling, General and Administrative Expense decreased $6.0 million compared to the prior year.  In relative terms, SG&A expense decreased 260 basis points from the prior year to 23.5% of net sales, due primarily to (i) lower travel costs, (ii) benefits from temporary government stimulus programs, and (ii) decreased event costs.

The effective tax rate improved to 30.0% compared to 34.2% in the prior year quarter.  This improvement is due primarily to certain discrete events as well as increased earnings before income taxes in the U.S. allowing for greater foreign tax credit utilization.

Inventory increased to $69.3 million, compared to $68.9 million at the end of fiscal 2019.  The planned increase in inventory was primarily due to a plan to increase in safety-stock related to the current COVID-19 environment.

Regional Financial Results

Asia Pacific Region
Net Sales	$209.3 million	•+1.9% vs. prior-year quarter •Constant currency net sales: +4.8% •-$6.1 million fx impact, or -2.9% •80.8% of consolidated net sales
Active Customers	463,000	•+6.9% vs. prior-year quarter
Asia Pacific Sub-Regions
Greater China
Net Sales	$124.0 million	•-3.8% vs. prior-year quarter •Constant currency net sales: -0.8%
Active Customers	278,000	•Flat vs. prior-year quarter •+0.4% sequentially
North Asia
Net Sales	$25.9 million	•+14.5% vs. prior-year quarter •Constant currency net sales: +19.5%
Active Customers	56,000	•+19.1% vs. prior-year quarter •-1.8% sequentially
Southeast Asia Pacific
Net Sales	$59.5 million	•+10.2% vs. prior-year quarter •Constant currency net sales: +12.2%
Active Customers	129,000	•+19.4% vs. prior-year quarter •+12.2% sequentially

Greater China:  In mainland China, local currency sales increased 1.8% while the number of active Customers increased modestly.  Challenging market conditions in Hong Kong continue to have a negative impact on our business as local currency sales and active Customers declined by 29.4% and 11.1%, respectively.

North Asia:  Growth in this region continues to be driven by South Korea, where local currency net sales increased by 20.1% and active Customers grew by 20.0% year-over-year.

Southeast Asia Pacific:  The Philippines and Malaysia were the primary growth contributors with year-over-year local currency sales increasing 42.0% and 16.9%, respectively.  Indonesia, although much smaller as a percent of sales, also increased 55.5% in local currency net sales.

Americas and Europe Region
Net Sales	$49.7 million	•-1.7% vs. prior-year quarter •Constant currency net sales: +2.3% •-$2.0 million fx impact, or -4.0% •19.2% of consolidated net sales
Active Customers	136,000	•+11.5% vs. prior-year quarter •+9.7% sequentially

Americas and Europe Region:

The decrease in net sales in the Americas and Europe region is due to currency exchange rates, particularly in Mexico.  Active Customers, however, increased in each of our markets in this region.  Net sales in the U.S. were essentially flat year-over-year, but active Customers increased 11.8%.

Outlook and 2020 Operating Strategy

The Company is updating its consolidated net sales and earnings per share outlook for fiscal year 2020.

Fiscal Year 2020 Outlook
	Revised Range	Previous Range
Consolidated Net Sales	$1.05 - $1.10 billion	$1.00 - $1.08 billion
Diluted EPS	$4.70 - $5.25	$4.00 - $4.90

The Company’s updated outlook for the year reflects:

●	A wider than typical range for top- and bottom-line performance given continued uncertainty surrounding the COVID-19 pandemic;

●	An unfavorable currency exchange rate impact on net sales of approximately $22 million from previously issued guidance;

●	An estimated operating margin of between 13.9% and 14.8%;

●	An annual effective tax rate of 32.0%;

●	An annualized diluted share count of 21.2 million;

●
Fiscal 2020 is a 53-week year and includes one additional week of sales compared to fiscal 2019.  Prior to fiscal 2020, the last 53-week year was in fiscal 2014.  The Company estimates this additional week will contribute about 1.8% to net sales growth.

We have performed well during these unprecedented times, and we thank our employees for their efforts and our Associates and customers for their continued support.  Together, we have demonstrated the flexibility and the adaptability of our organization and business model.  As we look to the second half of 2020, our priorities remain the health and safety of our employees and customers while we execute our plan, preserving financial flexibility, maintaining discipline, and serving communities where possible.  We will continue to operate with a long-term mindset in order to best position ourselves for the future.

Kevin Guest
CEO

Douglas Hekking
CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com
Media contact:	Dan Macuga
Public Relations
801-954-7280